Exhibit 99.1

Cymer Media Contact:	Cymer Investor Relations Contact:	Zeiss SMT Media Contact
Meggan Powers	Terry Slavin	Markus Wiederspahn
Public Relations	Director, Corp. Comm. & IR	Public Relations
Cymer, Inc.	Cymer, Inc.	Carl Zeiss SMT AG
Tel: (858) 385-6327	Tel: (858) 385-5232	Tel.: +49 (0)7364 - 20 21 94
Fax: (858) 385-6045	Fax: (858) 385-6090

CYMER, INC. AND CARL ZEISS SMT AG FORM JOINT VENTURE, TCZ, GmbH TO IMPROVE
LOW TEMPERATURE POLY-SILICON PROCESSES FOR FPD MARKET

Laser and Optics Powerhouses Fill FPD Manufacturing Void with
Cost-Effective, Volume-Production Poly-Silicon Technology

SAN DIEGO, Calif. and Oberkochen, Germany, July 19, 2005—Cymer, Inc. (Nasdaq NM: CYMI), a leading supplier of deep ultraviolet (DUV) light sources used in semiconductor manufacturing, and Carl Zeiss SMT AG, a leading supplier of versatile optical systems for chip manufacturing and process control, today announced the creation of TCZ GmbH (Team Cymer Zeiss), a joint venture focused on innovative production equipment for the emerging flat panel display (FPD) market. Based on their combined laser and optics expertise the companies have developed a production tool to improve Low Temperature Poly Silicon (LTPS) processes for thin film transistor (TFT) displays.

Large-scale introduction of active matrix LCD displays with integrated logic devices, referred to as System On Panel (SOP), and Organic Light Emitting Diode displays (OLEDs) has been held back to a large extent by the lack of a cost effective LTPS solution. TCZ´s thin-beam crystallization tool will fill that void. Operational headquarters of TCZ will be located in San Diego, and led by CEO Brian Klene, former executive vice president of Emerging Technologies and Applications at Cymer.  Klene will report to the TCZ Board of Directors, consisting of both Cymer and Carl Zeiss SMT executives. Cymer is a 60 percent owner of the Joint Venture and, Carl Zeiss SMT is a 40 percent owner.

“Current FPD manufacturing processes will not meet the growing requirements for cost-effective displays, which demand both higher yield and better performance,” said Brian Klene, president and CEO of TCZ.  “We identified an opportunity to enable display makers to realize the technical benefits of Poly-Silicon by combining the strengths of our technology, customer service and support infrastructure to provide a reliable, high yield, high performance, process solution.  Our solution means that LTPS is no longer too expensive for FPD manufacturers to utilize, and consumers will ultimately reap the benefits of brighter, higher resolution displays in a growing number of products.”

TCZ will leverage the powerful union of Cymer’s market-leading excimer light source technology, and the best-in-class optics and the proven motion and control competency of Carl Zeiss SMT to deliver thin-beam crystallization tools that harness low temperature polycrystalline silicon (LTPS) technology.  A quantum leap forward from previous poly-silicon attempts, LTPS can increase yield and quality up to a twofold and hence provide considerable cost savings.

“The Cymer-Carl Zeiss SMT relationship is built on a solid tradition of innovation and success, which has been proven through our partnerships on several technology initiatives,” said Dr. Hermann Gerlinger, president and chief executive officer of Carl Zeiss SMT AG.  “Our shared vision of being a dependable provider of innovative solutions for the FPD market is enhanced by the seamless vertical integration of our technology products, expertise and services.  We’re confident this joint venture will be a winning combination for flat panel display makers.”

“For nearly 20 years, Cymer’s light sources have been used to produce smaller circuit geometries, enabling faster chips that power the most advanced electronic devices on the market today, “ said Cymer Chairman and CEO, Bob Akins.  “Although we remain solidly committed to the lithography market, we plan on carrying over our history of success into TCZ, a venture that draws upon our core strengths – technology and service.  This is a great opportunity to broaden our reach and fill a much-needed void, in a complementary market with significant growth potential.”

TCZ today is also unveiling the details of the industry’s first cost-effective, thin beam crystallization tool, the TCZ 900X.

“The FPD market is estimated to expand from worldwide revenues of $62.2 billion in 2004 to $93.4 billion by 2008. The LTPS LCD and AMOLED segments are currently expected to grow at compound annual growth rates of 13% and 362% respectively between 2004 and 2008, and the introduction of TCZ’s technology solutions has the potential to enable even faster growth of these two extremely promising emerging display technologies,” said Ross Young, president of DisplaySearch, the worldwide leader in FPD market research and consulting.”

Members of management from Cymer, Carl Zeiss SMT and TCZ will provide a videotaped message beginning at 7:00 am (PDT) today, July 19, 2005, in which they will discuss the formation of the joint venture and its first product offering in more detail.  This press release and the video may be accessed on Cymer’s Web site at www.cymer.com, on the Carl Zeiss SMT Web site at www.smt.zeiss.com and on the TCZ GmbH Web site at www.teamcymerzeiss.com.

Further details of this joint venture will be discussed during Cymer’s regularly scheduled quarterly conference call on Tuesday, July 19 at 2:00 p.m. PDT.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to, statements concerning the expected benefits of LTPS processes and the expected impact of such processes on flat panel display manufacture, the expected benefits of the TCZ-900X tool and its anticipated impact on flat panel display manufacture, the expected impact of the TCZ joint venture, and estimated growth in the flat panel display market.  These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for flat panel displays in general; the demand by flat panel display manufacturers for LTPS fabrication processes and the TCZ-900X tool in particular; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the TCZ-900X; new and enhanced product offerings by competitors; TCZ’s ability to meet its production and product development schedules; TCZ’s ability to secure adequate supplies of critical components for its products; and other factors which may cause actual events or results to differ from those projected.  For a discussion of certain of these risk factors, please refer to Cymer’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV illumination sources, the essential light source for DUV photolithography systems. DUV lithography is a key enabling technology that has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips. Further information on Cymer may be obtained from the Company’s SEC filings, on the Internet at www.cymer.com or by contacting the company directly.

About Carl Zeiss SMT AG

With a wide-ranging product portfolio, Carl Zeiss SMT AG meets the requirements of the key processes involved in microchip production, making it one of the leading direct and indirect suppliers to the semiconductor industry. As an innovation leader in the field of Lithography Optics and optical and electron beam-based inspection and measuring systems, Carl Zeiss SMT generates important momentum for further development in the chip industry. Together with its subsidiaries at locations in Germany, UK, USA and France, the international group of companies employs a total workforce of some 1,900 people. For the latest fiscal year ending September 30, 2004, the company recorded Net Sales of EUR 540 Million. The stock corporation emerged from the Semiconductor Technology business group of Carl Zeiss as a 100% subsidiary on October 1, 2001. Visit http://www.smt.zeiss.com for additional information.